FRP Holdings, Inc. 8-K

EXHIBIT 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

FRP HOLDINGS, INC.

and

PATRIOT TRANSPORTATION HOLDING, INC.

Dated as of January 30, 2015

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SCHEDULES

Schedule 1	Internal Transactions
Schedule 2	Real Estate Subsidiaries
Schedule 3.2(c)	Resigning Directors and Officers

EXHIBITS

Exhibit A	Employee Matters Agreement
Exhibit B	Tax Matters Agreement
Exhibit C	Transition Services Agreement

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SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT (the “Agreement”) is made the 30th day of January, 2015, between FRP HOLDINGS, INC., a Florida corporation ("FRP"), and PATRIOT TRANSPORTATION HOLDING, INC., a Florida corporation formerly known as New Patriot Transportation Holding, Inc. (“Patriot”). Capitalized terms used in this Agreement have the meaning ascribed to such terms in Article 1 hereof.

RECITALS

WHEREAS, FRP, acting through its direct and indirect subsidiaries, currently owns and conducts the Real Estate Businesses and the Transportation Business; and

WHEREAS, the board of directors of FRP has determined that it is advisable and in the best interest of FRP and its shareholders to separate FRP into two independent publicly traded companies: (a) FRP which, following consummation of the transactions contemplated in this Agreement, will own and conduct the Real Estate Businesses; and (b) Patriot which, following consummation of the transactions contemplated by this Agreement, will own and conduct the Transportation Business; and

WHEREAS, in order to facilitate the separation of the Transportation Business from the Real Estate Businesses, FRP, Patriot and Patriot Merger Sub entered into the Merger Agreement; and

WHEREAS, on January 30, 2015, FRTL, Inc., a Florida corporation, was merged into Patriot; and

WHEREAS, on December 3, 2014, Patriot Merger Sub merged with and into Patriot Transportation, Inc., formerly known as Patriot Transportation Holding, Inc. ("Existing Patriot"), pursuant to the Merger Agreement and, as a result of such merger, (i) all of the issued and outstanding shares of Existing Patriot common stock were converted into shares of FRP Common Stock, and (ii) Existing Patriot became a direct, wholly-owned subsidiary of FRP (the “Holding Company Merger”); and

WHEREAS, on January 30, 2015, Existing Patriot distributed to FRP all of the outstanding capital stock of FRP Development Corp., a Maryland corporation, FRP Development Corp., a Florida corporation, Florida Rock Properties, Inc., a Florida corporation, and FRP Maryland, Inc., a Maryland corporation; and

WHEREAS, on January 30, 2015, FRP contributed all outstanding capital stock of Existing Patriot to Patriot; and

WHEREAS, as a result of the transaction described above, Patriot now owns only the assets and subsidiaries used or engaged in the Transportation Business; and

WHEREAS, pursuant to the terms of this Agreement, the Parties intend to effect: (a) the Separation, whereby the Real Estate Businesses and the Transportation Business will be separated; and (b) the Distribution, whereby FRP will distribute to the holders of outstanding shares of FRP Common Stock, $.10 par value, on a pro rata basis, all of the outstanding shares of Patriot Common Stock, $.10 par value, owned by FRP as of the Distribution Date (which shall represent 100% of the issued and outstanding shares of Patriot Common Stock) (the "Distribution").

WHEREAS, FRP has received an opinion of counsel to the effect that the Separation and Distribution will qualify as a transaction that is a "reorganization" for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1.
DEFINITIONS

Section 1.1.                 Definitions. The following terms, as used herein, have the following meanings:

“Action” means any demand, claim, suit, action, arbitration, inquiry, investigation or other proceeding by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding any provision of this Agreement to the contrary (except where the relevant provision states explicitly to the contrary), no member of the Real Estate Group, on the one hand, and no member of the Transportation Group, on the other hand, shall be deemed to be an Affiliate of the other.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means each of the Merger Agreement, Tax Matters Agreement, the Transition Services Agreement, and the Employee Matters Agreement.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition or other similar requirement enacted, adopted, promulgated, imposed, issued or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets or its Business or operations, as amended unless expressly specified otherwise.

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“Business” means, with respect to FRP, the Real Estate Businesses and, with respect to Patriot, the Transportation Business.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Claim” has the meaning set forth in Section 6.4(a).

“Code” has the meaning set forth in the recitals to this Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Confidential Information” means, with respect to a Group, (i) any proprietary information that is competitively sensitive, material or otherwise of value to the members of such Group and not generally known to the public; (ii) any proprietary or technical information, design, invention, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords any member of such Group a competitive advantage over its competitors; and (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, information, and trade secrets; in each case, related primarily to such Group’s Business.

“Disposing Party” has the meaning set forth in Section 5.5.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Agent” means American Stock Transfer, Inc.

“Distribution Date” means January 30, 2015, the date on which the Distribution shall be effected.

“Distribution Documents” means this Agreement and the Ancillary Agreements.

“Effective Time” means the time at which the Distribution is effective on the Distribution Date, which shall be deemed to be 11:59 p.m., Eastern Daylight Time, on the Distribution Date.

“Employee Matters Agreement” means the Employee Matters Agreement between FRP and Patriot, dated as of the date hereof, substantially in the form of Exhibit A.

“Environmental Law” means any Applicable Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, or the effect on the environment of the use, handling, transportation, treatment, storage, disposal, release or discharge of, or any human exposure to, any toxic or hazardous materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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“Form 10” means the registration statement on Form 10 filed by Patriot with the Commission to effect the registration of Patriot Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

“Former Business” means any corporation, partnership, entity, division, Business unit, Business or set of Business operations that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested, in whole or in part, or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated, in whole or in part, in each case, by either Group prior to the Effective Time.

“FRP” has the meaning set forth in the preamble.

“FRP Common Stock” means the common stock of FRP, par value $.10 per share.

“FRP Indemnitees” has the meaning set forth in Section 6.2.

“Governmental Authority” means any multinational, foreign, federal, state, local or other governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction or control over either Party (or any of their Affiliates).

“Group” means, as the context requires, the Real Estate Group or the Transportation Group.

“Holding Company Merger” has the meaning set forth in the recitals to this Agreement.

“Indemnified Party” has the meaning set forth in Section 6.4(a).

“Indemnifying Party” has the meaning set forth in Section 6.4(a).

“Indemnitees” means, as the context requires, the FRP Indemnitees or the Patriot Indemnitees.

“Information Statement” means the Information Statement to be sent to each holder of FRP Common Stock in connection with the Distribution.

“Intercompany Accounts” has the meaning set forth in Section 2.4.

“Internal Transactions” means the transactions to be completed before the Effective Time, as described in Schedule 1.

“Liabilities” means any and all claims, debts, liabilities, losses and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement, any Applicable Law, any Action or threatened Action, any order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any agreement, commitment or undertaking.

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“Losses” means, with respect to any Person, any and all damages, losses, liabilities and expenses incurred or suffered by such Person (including, without limitation, reasonable expenses of investigation and reasonable attorneys’, accountants’, consultants’ and other professionals’ fees and expenses in connection with any and all Actions or threatened Actions and reasonable expenses in connection with the enforcement of the rights hereunder).

“Merger Agreement” means the Agreement and Plan of Merger dated [*], 2014, by and among FRP, Patriot and Patriot Merger Sub.

“Nasdaq” means The Nasdaq Stock Market, Inc.

“Party” or "Parties" means either FRP or Patriot, or both of them, as applicable.

“Patriot” has the meaning set forth in the preamble.

“Patriot Common Stock” means the common stock of Patriot, par value $.10 per share.

“Patriot Indemnitees” has the meaning set forth in Section 6.3(a).

“Patriot Merger Sub” means Patriot Merger Sub, Inc., a Florida corporation.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Privilege” has the meaning set forth in Section 5.7(a).

“Privileged Information” has the meaning set forth in Section 5.7(a).

“Real Estate Accounts” has the meaning set forth in Section 2.6.

“Real Estate Businesses” means (i) the Business conducted by the Real Estate Group from time to time, whether before, on or after the Distribution (but excluding the Transportation Business and any Transportation Former Business) and (ii) the Real Estate Former Businesses.

“Real Estate Former Businesses” means the Former Businesses previously owned, in whole or in part, or previously operated, in whole or in part, primarily by any member of the Real Estate Group.

“Real Estate Group” means Patriot and the Real Estate Subsidiaries, including all predecessors to such Persons.

“Real Estate Group Assumed Actions” has the meaning set forth in Section 5.2(b).

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“Real Estate Group Liabilities” means (i) all Liabilities expressly delegated or allocated to, or assumed by, Patriot or any member of the Real Estate Group under this Agreement or any Ancillary Agreement, including all Liabilities arising in connection with the Real Estate Group Assumed Actions and (ii) except as otherwise specifically provided in this Agreement or any Ancillary Agreement, all Liabilities (whether arising before, on or after the Distribution Date and whether based on facts occurring before, on or after the Distribution Date) of or to the extent relating to, or arising from or in connection with, the Real Estate Businesses or the Real Estate Group. No Liability shall be both a Real Estate Group Liability and a Transportation Group Liability, and in the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Transportation Group Liabilities”, for the purpose of determining what is and is not a Real Estate Group Liability, the explicit delegation or allocation to, or assumption by, FRP or any member of the Real Estate Group under this Agreement or any Ancillary Agreement shall take priority over any more general textual provision of this Agreement that would otherwise operate to cause such Liability to be a Transportation Group Liability. For the avoidance of doubt, except as otherwise specifically provided in this Agreement or any Ancillary Agreement, the designation in this Agreement of Liabilities as “Real Estate Group Liabilities” or “Transportation Group Liabilities” is only for purposes of allocating such Liabilities as between the Parties and their respective Subsidiaries and shall not affect any obligations to, or give rise to any rights of, any Third Parties.

“Real Estate Subsidiaries” means Florida Rock Properties, Inc., a Florida corporation, FRP Development Corp, a Maryland corporation, and the other Subsidiaries identified in Schedule 2.

“Receiving Party” has the meaning set forth in Section 5.5.

“Record Date” means the close of business on January 9, 2015, the date determined by the board of directors of Patriot as the record date for the Distribution.

“Record Holders” means the holders of FRP Common Stock as of the Record Date.

“Representatives” has the meaning set forth in Section 5.6.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separation” means the transactions contemplated by Article 2.

“Subsidiary” means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tax Matters Agreement” means the Tax Matters Agreement between FRP and Patriot, dated as of the date hereof, substantially in the form of Exhibit B.

“Third Party” means a Person that is not an Affiliate of the Transportation Group or the Real Estate Group.

“Third-Party Claim” has the meaning set forth in Section 6.4(b).

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“Transition Services Agreement” means the Transition Services Agreement between FRP and Patriot, dated as of the date hereof, substantially in the form of Exhibit C.

“Transportation Business” means (i) the Business conducted by the Transportation Group from time to time, whether before, on or after the Distribution (but excluding the Real Estate Businesses and any Real Estate Former Businesses) and (ii) the Transportation Former Business.

“Transportation Former Business” means the Former Businesses previously owned, in whole or in part, or previously operated, in whole or in part, primarily by any member of the Transportation Group.

“Transportation Group” means Patriot and the Transportation Subsidiaries, including all predecessors to such Persons.

“Transportation Group Accounts” has the meaning set forth in Section 2.6.

“Transportation Group Assumed Actions” has the meaning set forth in Section 5.2(a).

“Transportation Liabilities” means, (i) all Liabilities expressly delegated or allocated to, or assumed by, Patriot or any member of the Transportation Group under this Agreement or any Ancillary Agreement, and (ii) except as otherwise specifically provided in this Agreement or any Ancillary Agreement, all Liabilities (whether arising before, on or after the Distribution Date and whether based on facts occurring before, on or after the Distribution Date) of or to the extent relating to, or arising from or in connection with, the Transportation Business or the Transportation Group. No Liability shall be both a Transportation Group Liability and a Real Estate Group Liability, and in the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Real Estate Group Liabilities”, for the purpose of determining what is and is not a Transportation Group Liability, the explicit delegation or allocation to, or assumption by, Patriot or any member of the Transportation Group under this Agreement or any Ancillary Agreement shall take priority over any more general textual provision of this Agreement that would otherwise operate to cause such Liability to be a Real Estate Group Liability. For the avoidance of doubt, except as otherwise specifically provided in this Agreement or any Ancillary Agreement, the designation in this Agreement of Liabilities as “Transportation Group Liabilities” or “Real Estate Group Liabilities” is only for purposes of allocating such Liabilities as between the Parties and their respective Subsidiaries and shall not affect any obligations to, or give rise to any rights of, any Third Parties.

“Transportation Subsidiaries” means Florida Rock & Tank Lines, Inc., a Florida corporation, and STI Holding, Inc., a Florida corporation.

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ARTICLE 2.
THE SEPARATION

On or prior to the Distribution Date:

Section 2.1.                 Internal Transactions. Each of FRP and Patriot shall take, and shall cause each of its respective Subsidiaries to take, all actions necessary to consummate the Internal Transactions prior to the Distribution Time.

Section 2.2.                 Transfers of Assets. Unless otherwise provided in this Agreement or in any Ancillary Agreement, prior to the Effective Time:

(a)                FRP shall cause the Real Estate Group to assign, contribute, convey, transfer and deliver to Patriot or its designee all of the right, title and interest of the Real Estate Group in and to all assets, if any, held by any member of the Real Estate Group that relate solely to the Transportation Business (and not to the Real Estate Businesses);

(b)               Patriot shall cause the Transportation Group to assign, contribute, convey, transfer and deliver to FRP or its designee all of the right, title and interest of the Transportation Group in and to all assets, if any, held by any member of the Transportation Group that relate solely to the Real Estate Businesses (and not to the Transportation Business);

(c)                Patriot shall accept and assume all of the Transportation Group Liabilities; and

(d)               FRP shall accept and assume all of the Real Estate Group Liabilities.

To the extent any assignment, contribution, conveyance, transfer, delivery or assumption of any asset or Liability of either Group as of the Effective Time is not effected in accordance with this Section 2.2 prior to the Effective Time for any reason it shall be effected as promptly thereafter as practicable.

Section 2.3.                 Agreement Relating To Consents Necessary To Transfer Assets and Liabilities.

(a)                Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign any asset or any Claim or right or any benefit arising thereunder or resulting therefrom, or to assume any Liability associated therewith, if such transfer, assignment, or assumption without the necessary consent of a Third Party, would result in a breach, or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default), under any contract, agreement or other material instrument or would otherwise adversely affect the rights of a member of the Real Estate Group or Transportation Group thereunder.

(b)               FRP and Patriot will use their reasonable efforts to obtain the consent of any Third Party or any Governmental Authority, if any, required in connection with the transfer or assignment pursuant to Section 2.2 of any such asset or any such Claim or right or benefit arising thereunder and the assumption of any Liability associated therewith. If and when such consent is obtained, such transfer, assignment and/or assumption shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement;

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(c)                If such required consent is not obtained, or if a transfer or assignment of such asset or such Claim or right or benefit arising thereunder or an assumption of such Liability associated therewith would be ineffective or would adversely affect the rights of the transferor thereunder so that, for example, the intended transferee would not in fact receive all such rights, FRP and Patriot will cooperate in a mutually agreeable arrangement under which the intended transferee would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including by sub-contract, sub-license or sub-lease to such transferee, or under which the transferor would enforce for the benefit and at the cost of the transferee, with the transferee assuming the transferor’s obligations, any and all rights of the transferor against any Third Party.

Section 2.4.                 Intercompany Accounts. The Parties shall use reasonable efforts to settle on or prior to the Distribution Date, or as soon as practicable thereafter, all intercompany receivables, payables and other balances, in each case, that arise prior to the Effective Time between members of the Real Estate Group, on the one hand, and members of the Transportation Group, on the other hand (“Intercompany Accounts”), by one or more cash payments in satisfaction of such amounts. From and after the Effective Time, the Parties shall settle as promptly as practicable and in the manner set forth in the first sentence of this Section 2.4 any Intercompany Accounts that are not settled as of the Distribution Time.

Section 2.5.                 Intercompany Agreements.

(a)                Except as set forth in Section 2.5(b), all agreements, arrangements, commitments or understandings, whether or not in writing, between members of the Real Estate Group, on the one hand, and members of the Transportation Group, on the other hand, in effect immediately prior to the Distribution shall be terminated, cancelled and of no further force and effect from and after the Effective Time (including any provision thereof that purports to survive termination).

(b)               The provisions of Section 2.5(a) shall not apply to any of the following agreements, arrangements, commitments or understandings: (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement); (ii) any agreements, arrangements, commitments or understandings to which any Person other than the Parties hereto and the members of their respective Groups is a Party; (iii) any Intercompany Accounts to the extent such Intercompany Accounts were not satisfied and/or settled in accordance with the first sentence of Section 2.4.

Section 2.6.                 Bank Accounts; Cash Balances.

(a)                FRP and Patriot each agrees to take, or cause the respective members of their respective Groups to take, at the Distribution Date (or such earlier date as FRP and Patriot may agree), all actions necessary to amend all contracts or agreements governing each bank account owned by Patriot or any other member of the Transportation Group (collectively, the “Transportation Group Accounts”) so that such Transportation Group Accounts, if currently Linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any bank account owned by FRP or any other member of the Real Estate Group (collectively, the “Real Estate Accounts”), are de-Linked from the Real Estate Accounts.

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(b)               FRP and Patriot each agrees to take, or cause the respective members of their respective Groups to take, at the Distribution Date (or such earlier date as FRP and Patriot may agree), all actions necessary to amend all contracts or agreements governing the Real Estate Accounts so that such Real Estate Accounts, if currently Linked to a Transportation Group Account, are de-Linked from the Transportation Group Accounts.

(c)                It is intended that, following consummation of the actions contemplated by Sections 2.6(a) and 2.6(b), there will be in place a centralized cash management process pursuant to which (i) the Transportation Group Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by Patriot , and (ii) the Real Estate Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by FRP.

(d)               With respect to any outstanding payments initiated by FRP, Patriot or any of their respective Subsidiaries prior to the Distribution Time, such outstanding payments shall be honored following the Distribution by the Person or Group owning the account from which the payment was initiated.

(e)                As between FRP and Patriot (and the members of their respective Groups) all payments received after the Distribution Date by either Party (or member of its Group) that relate to a Business, asset or Liability of the other Party (or member of its Group), shall be held by such Party for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto). Each Party shall maintain an accounting of any such payments, and the Parties shall have a monthly reconciliation, whereby all such payments received by each Party are calculated and the net amount owed to FRP or Patriot shall be paid over with right of set-off. Notwithstanding the foregoing, neither FRP nor Patriot shall act as collection agent for the other Party, nor shall either Party act as surety or endorser with respect to non-sufficient funds checks or funds to be returned in a bankruptcy or fraudulent conveyance Action.

Section 2.7.                 Novation of Liabilities.

(a)                Each of FRP and Patriot, at the request of the other, shall endeavor, if reasonably practicable, to obtain, or to cause to be obtained, if reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other Liabilities of any nature whatsoever that constitute Liabilities of the other Party’s Group; provided, however, that neither FRP nor Patriot shall be obligated to contribute any capital or pay any consideration in any form (other than a substitute letter of credit, or substitute guaranty to any third Person from whom any such consent, substitution, approval, amendment or release is requested).

(b)               If FRP or Patriot is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the other Party’s Group continues to be bound by such agreement, lease, license or other Liability (each, an “Unreleased Liability”), FRP or Patriot, as appropriate, shall, to the extent not prohibited by Applicable Law, as indemnitor, guarantor, agent or subcontractor for such member of the Real Estate Group or the Transportation Group, as the case may be, (i) on a timely basis pay, perform and discharge fully all the Liabilities of their Group that constitute Unreleased Liabilities and (ii) use its commercially reasonable efforts to effect such payment, performance, or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the other Party’s Group.

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Section 2.8.                 Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under Applicable Laws and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including but not limited to using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement.

Section 2.9.                 Ancillary Agreements. Effective on or prior to the Effective Time, each of FRP and Patriot will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party.

Section 2.10.             Disclaimer of Representations and Warranties. EACH OF FRP (ON BEHALF OF ITSELF AND EACH MEMBER OF THE REAL ESTATE GROUP) AND PATRIOT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE TRANSPORTATION GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

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Section 2.11.             Financial Information Certifications. FRP's disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to Patriot as its Subsidiary. In order to enable the principal executive officer and principal financial officer of Patriot to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, FRP, within thirty-five (35) days of the end of any fiscal quarter during which Patriot remains FRP's Subsidiary, shall provide Patriot with one or more certifications with respect to such disclosure controls and procedures, its internal control over financial reporting and the effectiveness thereof. Such certification(s) shall be provided by FRP (and not by any officer or employee in their individual capacity).

ARTICLE 3.
THE DISTRIBUTION

Section 3.1.                 Sole and Absolute Discretion; Cooperation.

(a)                FRP shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, FRP may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing shall in any way limit FRP's right to terminate this Agreement or the Distribution as set forth in Section 8.12 hereof or alter the consequences of any such termination from those specified in Section 8.12 hereof.

(b)               Patriot shall cooperate with FRP to accomplish the Distribution and shall, at FRP's direction, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of Patriot Common Stock on the Form 10.

Section 3.2.                 Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a)                FRP shall, to the extent possible, give the Nasdaq not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b)             On or prior to the Distribution Date, FRP and Patriot shall take all necessary actions to cause the Internal Transactions to occur.

(c)                On or prior to the Distribution Date, FRP and Patriot shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of Patriot shall be those set forth in the Information Statement mailed to the Record Holders prior to the Distribution Date; and (ii) each individual referred to in Schedule 3.2(c) shall have resigned from his or her position, if any, as a member of the board of directors or employee of FRP or Patriot, as applicable, except as otherwise set forth in Schedule 3.2(c) to this Agreement.

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(d)               Patriot shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the Patriot Common Stock to be distributed in the Distribution on the Nasdaq Global Select Market, subject to official notice of distribution.

(e)                Patriot shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. FRP and Patriot shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. FRP and Patriot will prepare, and Patriot will, to the extent required under applicable Law, file with the SEC any such documentation which FRP determines are necessary or desirable to effectuate the Distribution, and FRP and Patriot shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. FRP and Patriot shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(f)                FRP shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the board of directors of Patriot has approved the Distribution, cause the Information Statement to be mailed to the Record Holders.

(g)               FRP and Patriot shall take all actions as may be necessary to approve the grants of adjusted equity awards by FRP (in respect of FRP Common Stock) and Patriot (in respect of Patriot Common Stock) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

Section 3.3.                 Conditions Precedent to Distribution. In no event shall the Distribution occur unless each of the following conditions shall have been satisfied (or waived by FRP in its sole discretion):

(a)                the board of directors of FRP shall have approved the Distribution and shall not have abandoned the Distribution or terminated this Agreement at any time prior to the Distribution;

(b)               the board of directors of FRP shall have received from its financial advisor a solvency opinion in form and substance satisfactory to the board of directors of FRP confirming that the Distribution will not render Patriot insolvent;

(c)                the Internal Transactions shall have been completed;

(d)               the Form 10 shall have been filed with the Commission and declared effective by the Commission, no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the Commission, and the Information Statement shall have been mailed to holders of the FRP Common Stock as of the Record Date;

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(e)                all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

(f)                the Patriot Common Stock to be delivered and the Distribution shall have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance;

(g)               each of the Ancillary Agreements shall have been duly executed and delivered by the Parties thereto;

(h)               FRP shall have received an opinion of Nelson Mullins Riley & Scarborough LLP (which shall not have been revoked or modified in any material respect), reasonably satisfactory to FRP, confirming that the Distribution will be tax free to the shareholders of FRP for United States federal income tax purposes;

(i)                 no Applicable Law shall have been adopted, promulgated or issued that prohibits the consummation of the Distribution or any of the other transactions contemplated hereby;

(j)                 any material governmental approvals and consents and any material permits, registrations and consents from Third Parties, in each case, necessary to effect the Distribution and to permit the operation of the Transportation Business after the Distribution Date substantially as it is conducted at the date hereof shall have been obtained;

(k)               credit facilities shall have been made available to FRP and Patriot by its lenders on terms and in an amount satisfactory to FRP;

(l)                 no event or development shall have occurred or exist that, in the judgment of the board of directors of FRP, in its sole discretion, makes it inadvisable to effect the Distribution or the other transactions contemplated hereby.

Each of the foregoing conditions is for the sole benefit of FRP and shall not give rise to or create any duty on the part of FRP or its board of directors to waive or not to waive any such condition or to effect the Distribution, or in any way limit FRP's rights of termination as set forth in Section 8.12 or alter the consequences of any termination from those specified in Section 8.12. Any determination made by FRP on or prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.3 shall be conclusive and binding on the Parties.

Section 3.4.                 The Distribution. Subject to the terms and conditions set forth in this Agreement:

(a)                On or prior to the Distribution Date, FRP shall take such steps as are reasonably necessary or appropriate to permit the Distribution by the Distribution Agent of validly issued, fully paid and nonassessable shares of Patriot Common Stock, registered in book-entry form through the registration system;

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(b)               the Distribution shall be effective at the Distribution Time; and

(c)                FRP shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Distribution Date, to each holder of record of FRP Common Stock as of the Record Date, by means of a pro rata dividend, one share of Patriot Common Stock for every three shares of FRP Common Stock so held. Following the Distribution Date, Patriot agrees to provide all book-entry transfer authorizations for shares of Patriot Common Stock that FRP or the Distribution Agent shall require (after giving effect to Sections 3.5) in order to effect the Distribution.

Section 3.5.                 Fractional Shares. No fractional shares of Patriot Common Stock will be distributed in the Distribution. The Distribution Agent will be directed to determine (based on the aggregate number of shares held by each holder) the number of whole shares and the fractional share of Patriot Common Stock allocable to each holder of FRP Common Stock as of the Record Date. Upon the determination by the Distribution Agent of such numbers of whole shares and fractional shares, as soon as practicable on or after the Distribution Date, the Distribution Agent, acting on behalf of the holders thereof, shall aggregate the fractional shares into whole shares and shall sell the whole shares obtained thereby for cash on the open market (with the Distribution Agent, in its sole discretion, determining when, how and through which broker-dealer(s) and at which price(s) to make such sales) and shall thereafter promptly distribute to each such holder entitled thereto (pro rata based on the fractional share such holder would have been entitled to receive in the Distribution) the resulting aggregate cash proceeds, after making appropriate deductions of the amounts required to be withheld for United States federal income tax purposes, if any, and after deducting an amount equal to all brokerage fees and commissions, transfer taxes and other costs attributed to the sale of shares pursuant to this Section 3.5. Neither FRP nor Patriot will be required to guarantee any minimum sale price for the fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payments made in lieu of fractional shares.

ARTICLE 4.
INSURANCE MATTERS

Section 4.1.                 Insurance Matters.

(a)                FRP and Patriot agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Effective Time. In no event shall either Party or any member of their Group have Liability or obligation whatsoever to any member of the other Group in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the other Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(b)               From and after the Effective Time, with respect to any Losses or Liabilities incurred by any member of the Real Estate Group prior to the Effective Time, Patriot will provide FRP with access to, and FRP may, upon prior written notice to Patriot, make claims under, Patriot's third-party insurance policies in place immediately prior to the Effective Time and Patriot's historical policies of insurance, but solely to the extent that such policies provided coverage for members of the Real Estate Group prior to the Effective Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:

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(i)                   FRP shall report any Claim to Patriot, as promptly as practicable, and in any event in sufficient time so that such Claim may be made in accordance with Patriot's Claim reporting procedures;

(ii)                 FRP and the members of the Real Estate Group shall indemnify, hold harmless and reimburse Patriot and the members of the Transportation Group for any deductibles, self-insured retention, fees and expenses incurred by Patriot or any members of the Transportation Group to the extent resulting from any access to, any Claims made by FRP or any other members of the Real Estate Group under, any insurance provided pursuant to this Section 4.1(b), including any indemnity payments, settlements, judgments, legal fees and allocated Claims expenses and Claim handling fees, whether such Claims are made by FRP, its employees or third Persons; and

(iii)                FRP shall exclusively bear (and the Transportation Group shall have no obligation to repay or reimburse FRP or any member of the Real Estate Group for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by FRP or any member of the Real Estate Group under the policies as provided for in this Section 4.1(b).

In the event that any member of the Transportation Group incurs any Losses or Liabilities prior to or in respect of the period prior to the Effective Time for which such member of the Transportation Group is entitled to coverage under FRP’s third-party insurance policies, the same process pursuant to this Section 4.1(b) shall apply, substituting “FRP” for “Patriot” and “Patriot” for “FRP.”

(c)                Except as provided in Section 4.1(b), from and after the Effective Time, the Real Estate Group shall have no rights to or under any of the insurance policies of Patriot or any other member of the Transportation Group. At the Effective Time, FRP shall have in effect all insurance programs required to comply with FRP’s contractual obligations and Applicable Law.

(d)               Patriot shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Real Estate Group Liabilities and/or claims FRP has made or could make in the future, and no member of the Real Estate Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with Patriot's insurers with respect to any of Patriot’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. FRP shall cooperate with Patriot and share such information as is reasonably necessary in order to permit Patriot to manage and conduct its insurance matters as it deems appropriate. Neither Patriot nor any of the members of the Transportation Group shall have any obligation to secure extended reporting for any claims under any Liability policies of Patriot or any member of the Transportation Group for any acts or omissions by any member of the Real Estate Group incurred prior to the Effective Time.

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(e)                This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Transportation Group in respect of any insurance policy or any other contract or policy of insurance.

(f)                FRP does hereby, for itself and each other member of the Real Estate Group, agree that no member of the Transportation Group shall have any Liability whatsoever as a result of the insurance policies and practices of Patriot and the members of the Transportation Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any Claim or potential Claim or otherwise.

Section 4.2.                 Treatment of Payments for Tax Purposes. For all tax purposes, the Parties agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by FRP to Patriot or a distribution by Patriot to FRP, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained Liability; and (ii) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

Section 4.3.                 Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its Business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Section 4) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

ARTICLE 5.
ACCESS TO INFORMATION

Section 5.1.                 Access to Information.

(a)                For a period of six years after the Distribution Date, each Group shall afford promptly the other Group and its agents and, to the extent required by Applicable Law, authorized representatives of any Governmental Authority of competent jurisdiction, reasonable access (which shall include the right to make copies) during normal business hours to its books of account, financial and other records (including accountant’s work papers, to the extent any required consents have been obtained), information, employees and auditors to the extent necessary or useful for such other Group in connection with any audit, investigation, dispute or litigation, complying with their obligations under this Agreement or any Ancillary Agreement, any regulatory proceeding, any regulatory filings, complying with reporting disclosure requirements or any other requirements imposed by any Governmental Authority or any other reasonable business purpose of the Group requesting such access; provided that any such access shall not unreasonably interfere with the conduct of the Business of the Group providing such access; provided further that in the event any Party reasonably determines that affording any such access to the other Party would be commercially detrimental in any material respect or violate any Applicable Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client privilege applicable to such Party or any member of its Group, the Parties shall use reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence.

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(b)               Without limiting the generality of the foregoing, until the end of the first full Patriot fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases and financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act, and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor's audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other Applicable Laws.

Section 5.2.                 Litigation Cooperation.

(a)                Effective as of the Effective Time, the applicable member of the Transportation Group shall assume and thereafter be responsible for all Liabilities of either Group that may result from the Transportation Group Assumed Actions and, subject to Section 6.4(c), all fees and costs relating to the defense of the Transportation Group Assumed Actions, including attorneys’, accountants’, consultants’ and other professionals’ fees and expenses that have been incurred prior to the Effective Time and are unpaid as of the Effective Time, or, that are incurred on or after the Effective Time. “Transportation Group Assumed Actions” means those Actions primarily relating to the Transportation Group Business.

(b)               Effective as of the Effective Time, the applicable member of the Real Estate Group shall assume and thereafter be responsible for all Liabilities of either Group that may result from the Real Estate Group Assumed Actions and, subject to Section 6.4(c), all fees and costs relating to the defense of the Real Estate Group Assumed Actions, including attorneys’, accountants’, consultants’ and other professionals’ fees and expenses that have been incurred prior to the Effective Time and are unpaid as of or after the Effective Time, or, that are incurred on or after the Effective Time. “Real Estate Group Assumed Actions” means those Actions primarily related to the Real Estate Businesses.

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(c)                Each Party agrees that at all times from and after the Effective Time if an Action relating primarily to its Business is commenced by a Third Party naming a member of each Group as defendants thereto, then such Action shall be deemed to be a Transportation Group Assumed Action (in the case of an Action primarily related to the Transportation Business) or a Real Estate Group Assumed Action (in the case of an Action primarily related to the Real Estate Businesses) and the Party as to which the Action primarily relates shall use its reasonable efforts to cause the other Party or member of its Group to be removed from such Action.

(d)               The Parties agree that at all times from and after the Effective Time, if an Action which does not relate primarily to either Party’s Business is commenced by a Third Party naming a member of each Group as a defendant thereto, then the Parties shall cooperate and consult to the extent necessary or advisable with respect to such Action.

(e)                Each Group shall use reasonable efforts to make available to the other Group and its attorneys, accountants, consultants and other designated representatives, upon written request, its directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably requested in connection with any Action arising out of either Group’s Business prior to the Effective Time in which the requesting Group may from time to time be involved.

Section 5.3.                 Reimbursement. Each Group providing information or witnesses to the other Group or otherwise incurring any out-of-pocket expense in connection with cooperating under Section 5.1 or Section 5.2 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses (including attorney’s fees but excluding reimbursement for general overhead, salary and employee benefits) actually incurred in providing such access, information, witnesses or cooperation.

Section 5.4.                 Ownership of Information. All information owned by one Party (or a member of its Group) that is provided to the other Party (or a member of its Group) under Section 5.1 or Section 5.2 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein or in any Ancillary Agreement, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such information.

Section 5.5.                 Retention of Records. Except as otherwise required by Applicable Law or agreed to in writing, each Party shall, and shall cause the members of its Group to, retain, in accordance with the practice of such Party applicable to the retention of its own information as in effect from time to time, any and all information in its possession or control relating to the other Group’s Business. Neither Party shall destroy, or permit the destruction, or otherwise dispose, or permit the disposal, of any such information, subject to such retention practice, unless, prior to such destruction or disposal, the Party proposing (or whose Group member is proposing) such destruction or disposal (the “Disposing Party”) provides not less than 30 days’ prior written notice to the other Party (the “Receiving Party”), specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal. If the Receiving Party shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to the Receiving Party, the Disposing Party shall promptly arrange for the delivery of such of the information as was requested at the expense of the Receiving Party; provided that in the event that the Disposing Party reasonably determines that any such provision of information would violate any Applicable Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client privilege applicable to such Party or any member of its Group, the Parties shall use reasonable efforts to permit the prompt compliance with such request in a manner that avoids any such harm or consequence. Any records or documents that were subject to a litigation hold prior to the Distribution Date must be retained by the applicable Party until such Party or member of its Group is notified by the other Party that the litigation hold is no longer in effect.

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Section 5.6.                 Confidentiality. Each Party acknowledges that it or a member of its Group may have in its possession, and, in connection with this Agreement and the Ancillary Agreements, may receive, Confidential Information of the other Party or any member of its Group (including information in the possession of such other Party relating to its clients or customers). Each Party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors (“Representatives”) and the members of its Group and their Representatives to hold in strict confidence and not to use except as permitted by this Agreement or any Ancillary Agreement all such Confidential Information concerning the other Group unless (a) such Party or any of the members of its Group or its or their Representatives is compelled to disclose such Confidential Information by judicial or administrative process or by other requirements of Applicable Law or (b) such Confidential Information can be shown to have been (i) in the public domain through no fault of such Party or any of the members of its Group or its or their Representatives, (ii) lawfully acquired after the Distribution Date on a non-confidential basis from other sources not known by such Party to be under any legal obligation to keep such information confidential or (iii) developed by such Party or any of the members of its Group or its or their Representatives without the use of any Confidential Information of the other Group. Notwithstanding the foregoing, such Party or member of its Group or its or their Representatives may disclose such Confidential Information to the members of its Group and its or their Representatives so long as such Persons are informed by such Party of the confidential nature of such Confidential Information and are directed by such Party to treat such information confidentially. The obligation of each Party and the members of its Group and its and their Representatives to hold any such Confidential Information in confidence shall be satisfied if they exercise the same level of care with respect to such Confidential Information as they would with respect to their own proprietary information. If such Party or any of a member of its Group or any of its or their Representatives becomes legally compelled to disclose any documents or information subject to this Section 5.6, such Party will promptly notify the other Party and, upon request, use reasonable efforts to cooperate with the other Party’s efforts to seek a protective order or other remedy. If no such protective order or other remedy is obtained or if the other Party waives in writing such Party’s compliance with this Section 5.6, such Party or the member of its Group or its or their Representatives may furnish only that portion of the information which it concludes, after consultation with counsel, is legally required to be disclosed and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Each Party agrees to be responsible for any breach of this Section 5.6 by it, the members of its Group and its and their Representatives.

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Section 5.7.                 Privileged Information.

(a)                The Parties acknowledge that members of the Real Estate Group, on the one hand, and members of the Transportation Group, on the other hand, may possess documents or other information regarding the other Group that is or may be subject to the attorney-client privilege, the work product doctrine or common interest privilege (collectively, “Privileges”; and such documents and other information collectively, the “Privileged Information”). Each Party agrees to use reasonable efforts to protect and maintain, and to cause their respective Affiliates to protect and maintain, any applicable Claim to Privilege in order to prevent any of the other Group’s Privileged Information from being disclosed or used in a manner inconsistent with such Privilege without the other Party’s consent. Without limiting the generality of the foregoing, a Party and its Affiliates shall not, without the other Party’s prior written consent, (i) waive any Privilege with respect to any of the other Party’s or any member of its Group’s Privileged Information, (ii) fail to defend any Privilege with respect to any such Privileged Information, or (iii) fail to take any other actions reasonably necessary to preserve any Privilege with respect to any such Privileged Information.

(b)               Upon receipt by a Party or any member of such Party’s Group of any subpoena, discovery or other request that calls for the production or disclosure of Privileged Information of the other Party or a member of its Group, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or a member of its Group may have under this Section 5.7 or otherwise to prevent the production or disclosure of such Privileged Information. Each Party agrees that neither it nor any member of its Group will produce or disclose any information that may be covered by a Privilege of the Party or a member of its Group under this Section 5.7 unless (i) the other Party has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld) or (ii) a court of competent jurisdiction has entered an order finding that the information is not entitled to protection under any applicable Privilege or otherwise requires disclosure of such information.

ARTICLE 6.
RELEASE; INDEMNIFICATION

Section 6.1.                 Release of Pre-Distribution Claims.

(a)                Except (i) as provided in Section 6.1(b) and (ii) as otherwise expressly provided in this Agreement or any Ancillary Agreement, each Party hereto does hereby, on behalf of itself and each member of its Group, and each of their successors and assigns, release and forever discharge the other Party and the other members of such Party’s Group, and their respective successors and assigns, and all Persons who at any time prior to the Effective Time have been directors, officers or employees of such other Party or any member of its Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Released Parties”), from any and all demands, Actions and Liabilities whatsoever, whether at law or in equity (including any right of contribution or any right pursuant to any Environmental Law whether now or hereinafter in effect), whether arising under any contract or agreement, by operation of law or otherwise (and including for the avoidance of doubt, those arising as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or any violation of law by any Released Party), existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution. FRP shall cause each of the other members of the Real Estate Group to, effective as of the Effective Time, release and forever discharge each of the Patriot Indemnitees (as defined in Section 6.3(a) of this Agreement) as and to the same extent as the release and discharge provided by FRP pursuant to the foregoing provisions of this Section 6.1(a). Patriot shall cause each of the other members of the FRP Indemnitees (as defined in Section 6.2(a) of this Agreement) as and to the same extent as the release and discharge provided by Patriot pursuant to the foregoing provisions of this Section 6.1(a).

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(b)               Nothing contained in Section 6.1(a) shall impair any right of any Person identified in Section 6.1(a) to enforce this Agreement or any Ancillary Agreement. Nothing contained in Section 6.1(a) shall release or discharge any Person from:

(i)                   any Liability assumed, transferred, assigned, retained or allocated to that Person in accordance with, or any other Liability of that Person under, this Agreement or any of the Ancillary Agreements;

(ii)                 any Liability that is expressly specified in this Agreement or any Ancillary Agreement to continue after the Effective Time, but subject to any limitation set forth in this Agreement or any Ancillary Agreement relating specifically to such Liability; or

(iii)                any Liability the release of which would result in the release of any Person other than a member of the Real Estate Group or the Transportation Group or any related Released Party; provided, however, that the Parties hereto agree not to bring or allow their respective Subsidiaries to bring suit against the other Party or any related Released Party with respect to any such Liability.

In addition, nothing contained in Section 6.1(a) shall release any Party or any member of its Group from honoring its existing obligations to indemnify, or advance expenses to, any Person who was a director, officer or employee of such Party or any member of its Group, at or prior to the Effective Time, to the extent such Person was entitled to such indemnification or advancement of expenses pursuant to then-existing obligations; provided, however, that to the extent applicable, Sections 6.2 and 6.3 hereof shall determine whether any Party shall be required to indemnify the other or a member of its Group in respect of such Liability.

(c)                It is the intent of each of the Parties hereto by virtue of the provisions of this Section 6.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date between members of the Real Estate Group, on the one hand, and members of the Transportation Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between the Parties on or before the Distribution Date), except as expressly set forth in Section 6.1(b) or as expressly provided in this Agreement or any Ancillary Agreement.

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Section 6.2.                 Patriot Indemnification of the Real Estate Group.

(a)                Effective as of and after the Effective Time, Patriot shall indemnify, defend and hold harmless the Real Estate Group and the respective directors, officers, employees and Affiliates of each Person in the Real Estate Group (the “FRP Indemnitees”) from and against any and all Losses incurred or suffered by any of the FRP Indemnitees arising out of or in connection with (i) any of the Transportation Liabilities, or the failure of any member of the Transportation Group to pay, perform or otherwise discharge any of the Transportation Liabilities and (ii) any breach by Patriot or any member of the Transportation Group of this Agreement or any Ancillary Agreement.

(b)               Except to the extent set forth in Section 6.3(b), effective as of and after the Effective Time, Patriot shall indemnify, defend and hold harmless each of the FRP Indemnitees and each Person, if any, who controls any FRP Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement (as amended or supplemented if Patriot shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 6.3.                 FRP Indemnification of Transportation Group.

(a)                Effective as of and after the Effective Time, FRP shall indemnify, defend and hold harmless the Transportation Group and the respective directors, officers, employees and Affiliates of each Person in the Transportation Group (the “Patriot Indemnitees”) from and against any and all Losses incurred or suffered by any of the Patriot Indemnitees and arising out of or in connection with (i) any of the FRP Liabilities, or the failure of any member of the Real Estate Group to pay, perform or otherwise discharge any of the FRP Liabilities and (ii) any breach by FRP or any member of the Real Estate Group of this Agreement or any Ancillary Agreement.

(b)               Effective as of and after the Effective Time, FRP shall indemnify, defend and hold harmless each of the Patriot Indemnitees and each Person, if any, who controls any Patriot Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement (as amended or supplemented if Patriot shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such Losses are caused by any such untrue statement or omission or alleged untrue statement or omission arising out of information provided by any member of the Real Estate Group for inclusion in the Information Statement.

Section 6.4.                 Procedures.

(a)                The Party seeking indemnification under Section 6.2 or Section 6.3 (the “Indemnified Party”) agrees to give prompt notice to the Party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (each, a “Claim”) in respect of which indemnity may be sought hereunder and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.

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(b)               The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any Third Party (“Third-Party Claim”) and, subject to the limitations set forth in this Section 6.4, if it so notifies the Indemnified Party no later than 30 days after receipt of the notice described in Section 6.4(a), shall be entitled to control and appoint lead counsel for such defense, in each case at its expense. If the Indemnifying Party does not, the Indemnified Party shall have the right to defend or contest such Third-Party Claim through counsel chosen by the Indemnified Party reasonably acceptable to the Indemnifying Party, subject to the provisions of this Section 6.4. The Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third-Party Claim as either of them may reasonably request.

(c)                If the Indemnifying Party shall assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 6.4, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third-Party Claim, if the settlement does not release the Indemnified Party from all Liabilities with respect to such Third-Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its related Indemnitees or is otherwise materially prejudicial to any such Person and (ii) the Indemnified Party shall be entitled to participate in (but not control) the defense of such Third-Party Claim and, at its own expense, to employ separate counsel of its choice for such purpose; provided that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnified Party, the reasonable fees and expenses of such separate counsel shall be at the Indemnifying Party’s expense.

(d)               Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e)                Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Losses payable under Section 6.2 or Section 6.3 and the reasonable expenses incurred in connection therewith will be treated as Losses subject to indemnification hereunder.

(f)                If any Third-Party Claim shall be brought against a member of each Group, then such Action shall be deemed to be a Transportation Group Assumed Action or a Real Estate Group Assumed Action in accordance with Sections 5.2(a) and 5.2(b), to the extent applicable, and the related Party shall be deemed to be the Indemnifying Party for the purposes of this Article 6. In the event of any Action in which the Indemnifying Party is not also named defendant, at the request of either the Indemnified Party or the Indemnifying Party, the Parties will use reasonable efforts to substitute the Indemnifying Party or its applicable Affiliate for the named defendant in the Action.

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Section 6.5.                 Calculation of Indemnification Amount. Any indemnification amount pursuant to Section 6.2 or Section 6.3 shall be paid (i) net of any amounts recovered by the Indemnified Party under applicable Third Party insurance policies or from any other Third Party alleged to be responsible therefor, and (ii) taking into account any tax benefit actually realized and any tax cost incurred by the Indemnified Party arising from the incurrence or payment of the relevant Losses. If the Indemnified Party receives any amounts under applicable Third Party insurance policies, or from any other Third Party alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party in respect thereof, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in respect thereof up to the amount received by the Indemnified Party from such Third Party insurance policy or Third Party, as applicable. The Indemnifying Party shall not be liable for any Losses under Section 6.2 or Section 6.3 to the extent such Losses are special, indirect, incidental, consequential or punitive damages or lost profits (other than such Losses paid to Third Parties).

Section 6.6.                 Contribution. If for any reason the indemnification provided for in Section 6.2 or Section 6.3 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Real Estate Group, on the one hand, and the Transportation Group, on the other hand, in connection with the conduct, statement or omission that resulted in such Losses. In case of any Losses arising out of or related to information contained in the Form 10 or any amendment thereof or the Information Statement (as amended or supplemented), the relative fault of the Real Estate Group, on the one hand, and the Transportation Group, on the other hand, shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by FRP or Patriot.

Section 6.7.                 Non-Exclusivity of Remedies. Subject to Section 6.1, the remedies provided for in this Article 6 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity; provided that the procedures set forth in Sections 6.4 and 6.5 shall be the exclusive procedures governing any indemnity action brought under this Agreement.

Section 6.8.                 Survival of Indemnities. The rights and obligations of any Indemnified Party or Indemnifying Party under this Article 6 shall survive the sale or other transfer of any Party of any of its assets, Business or Liabilities.

ARTICLE 7.
DISPUTE RESOLUTION

Section 7.1.                 Disputes. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and mediation set forth in this Article 7 shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the Parties relating hereto or thereto, between or among any members of the Real Estate Group, on the one hand, and any members of the Transportation Group, on the other hand.

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Section 7.2.                 Escalation; Mediation.

(a)                It is the intent of the Parties to use reasonable best efforts to resolve expeditiously any dispute, controversy or Claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, a Party involved in a dispute, controversy or Claim may deliver a notice (an "Escalation Notice") demanding an in-person meeting involving representatives of the Parties at a senior level of management. Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use reasonable best efforts to meet within 30 days of the Escalation Notice.

(b)               If the Parties are not able to resolve the dispute, controversy or Claim, then the matter shall be referred to mediation. The Parties shall retain a mediator to aid the Parties in their discussions and negotiations by informally providing advice to the Parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties or be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the Parties or by other agreement of the Parties. Costs of the mediation shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any Action by either Party against the other Party.

(c)                In the event that any resolution of any dispute, controversy or Claim pursuant to the procedures set forth in Section 7.2(a) or (b) in any way affects an agreement or arrangement between either of the Parties and a Third Party insurance carrier, the consent of such Third Party insurance carrier to such resolution, to the extent such consent is required, shall be obtained before such resolution can take effect.

ARTICLE 8.
MISCELLANEOUS

Section 8.1.                 Counterparts; Entire Agreement; Corporate Power.

(a)                This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)               This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

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(c)                FRP represents on behalf of itself and each other member of the Real Estate Group, and Patriot represents on behalf of itself and each other member of the Transportation Group, as follows:

(i)                   each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)                 this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)               Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 8.2.                 Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail, to the following addresses:

If to FRP to:                           FRP Holdings, Inc.

200 W. Forsyth Street, 7th Floor

Jacksonville, Florida 32202

Attn: President

Facsimile: 904.353.2207

with a copy to:                      Daniel B. Nunn, Jr.

Nelson Mullins Riley & Scarborough LLP

50 N. Laura Street, Suite 2850

Jacksonville, Florida 32202

Facsimile: 904.665.3621

If to Patriot to:                      Patriot Transportation Holding, Inc.

200 W. Forsyth Street, 7th Floor

Jacksonville, Florida 32202

Attn: President

Facsimile: 904.353.2207

with a copy to:                      Daniel B. Nunn, Jr.

Nelson Mullins Riley & Scarborough LLP

50 N. Laura Street, Suite 2850

Jacksonville, Florida 32202

Facsimile: 904.665.3621

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or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.3.                 Amendments; No Waivers.

(a)                Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by FRP and Patriot, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)               No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 8.4.                 Expenses. Except as specifically provided otherwise in this Agreement or any Ancillary Agreement, all costs and expenses incurred by the Real Estate Group in connection with the Distribution and related transactions shall be paid by FRP , and all costs and expenses incurred by the Transportation Group in connection with the Distribution and related transactions shall be paid by Patriot.

Section 8.5.                 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party hereto. If any Party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Party shall assume all of the obligations of such Party under the Distribution Documents.

Section 8.6.                 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Florida, without regard to the conflicts of law rules of such state.

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Section 8.7.                 Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any FRP Indemnitee or Patriot Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no Third-Party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, Claim, Liability, reimbursement, Claim of Action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

Section 8.8.                 Entire Agreement. This Agreement and the other Distribution Documents constitute the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Distribution Documents has been made or relied upon by any Party hereto or any member of their Group with respect to the transactions contemplated by the Distribution Documents. To the extent that the provisions of this Agreement are inconsistent with the provisions of any other Distribution Document, the provisions of such other Distribution Document shall prevail.

Section 8.9.                 Tax Matters. Except as otherwise expressly provided herein, this Agreement shall not govern tax matters, which shall be exclusively governed by the Tax Matters Agreement and the Employee Matters Agreement.

Section 8.10.             Jurisdiction. The Parties hereto agree that Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Middle District of Florida, or any Florida state court sitting in Duval County, Florida, so long as one of such courts shall have subject matter jurisdiction over such Action, and that any cause of action arising out of this Agreement shall be deemed to have arisen from the transaction of business in the State of Florida, and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any Action brought in any such court has been brought in an inconvenient forum. Process in any Action may be served on any Party anywhere in the world, whether within or outside of the jurisdiction of any such court.

Section 8.11.             WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.12.             Termination. Notwithstanding any provision of this Agreement to the contrary, the board of directors of FRP may, in its sole discretion and without the approval of Patriot or any other Person, at any time prior to the Distribution terminate this Agreement and/or abandon the Distribution, whether or not it has theretofore approved this Agreement and/or the Distribution. In the event this Agreement is terminated pursuant to the preceding sentence, this Agreement shall forthwith become void and neither Party nor any of its directors or officers shall have any liability or further obligation to the other Party or any other Person by reason of this Agreement.

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Section 8.13.             Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a declaration, the Parties shall modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 8.14.             Survival. All covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

Section 8.15.             Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 8.16.             Interpretation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of its authorship of any of the provisions of this Agreement.

Section 8.17.             Specific Performance. Each Party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each Party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching Party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching Party (i) to perform its obligations under this Agreement or (ii) if the breaching Party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other Party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including, but not limited to, transferring, or granting liens on, the assets of the breaching Party to secure the performance by the breaching Party of those obligations).

Section 8.18.             Performance. Each Party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such Party’s Group.

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IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

FRP HOLDINGS, INC., a Florida corporation

By
Name:
Title:

PATRIOT TRANSPORTATION HOLDING, INC., a Florida corporation

By
Name:
Title:

[Signature Page to Separation and Distribution Agreement]

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SCHEDULE 1

INTERNAL TRANSACTIONS

On or prior to the Distribution Date, the Parties shall cause the following corporate actions to be taken:

1.                   Amended and Restated Articles of Incorporation. Prior to the Form 10 being declared effective, FRP shall cause the Amended and Restated Articles of Incorporation of FRP, in the form to be set forth as exhibit to the Form 10, to be approved and filed with the Florida Secretary of State.

2.                   Amended and Restated Bylaws. Prior to the Form 10 being declared effective, FRP shall cause the Amended and Restated Bylaws of FRP, in the form to be set forth as an exhibit to the Form 10, to be adopted and approved and in full force and effect.

3.                   Antecedent Transactions. Prior to the Holding Company Merger, FRTL, Inc., a Florida corporation, shall merge into Existing Patriot. After the Holding Company Merger, (i) Existing Patriot shall distribute to FRP all of the outstanding capital stock of FRP Development Corp., a Maryland corporation, FRP Development Corp., a Florida corporation, Florida Rock Properties, Inc., a Florida corporation, and FRP Maryland, Inc., a Maryland corporation, and (ii) FRP shall distribute all shares of Existing Patriot to Patriot.

4.                   Merger Agreement. The Merger Agreement in the form filed as an exhibit to the Form 10 shall have been executed and the Holding Company Merger shall have been consummated.

5.                   Other Ancillary Agreements. The parties shall have executed the Tax Matters Agreement, the Employee Matters Agreements, and the Transition Services Agreement in the forms filed as exhibits to the Form 10.

6.                   Share Issuance. Prior to the Distribution Date, Patriot shall take all actions necessary to issue to FRP, by stock dividend or by recapitalization, such number of shares of Patriot Common Stock such that, immediately prior to the Distribution Date, Patriot will have an aggregate number of outstanding shares of Patriot Common Stock equal to the number of shares of Patriot Common Stock to be distributed to the holders of FRP Common Stock in the Distribution.

7.                   Stock Incentive Plan. As of the Effective Time, Patriot shall (i) adopt an equity incentive plan in a form to be set forth as an exhibit to the Form 10 and (ii) issue stock options as described in the Form 10 pursuant to the equity incentive plan.

8.                   Directors and Officers of Transportation Group. As of the Effective Time, Patriot shall cause the appropriate persons listed in the Form 10 as directors and executive officers of Patriot to be elected and/or appointed as directors or officers of Patriot and shall cause all persons not so named to resign or to be removed.

Schedule 1

SCHEDULE 2

REAL ESTATE SUBSIDIARIES

34 Loveton LLC, a Maryland Limited Liability Company

1502 Quarry LLC, a Maryland Limited Liability Company

Brooksville Quarry LLC, a Florida Limited Liability Company (50% ownership interest)

Florida Rock Properties, Inc., a Florida Corporation

FRP Azalea LLC, a Maryland Limited Liability Company

FRP Bird River LLC, a Maryland Limited Liability Company

FRP Development Corp., a Florida Corporation

FRP Development Corp., a Maryland Corporation

FRP Dorsey LLC, a Maryland Limited Liability Company

FRP Hampstead LLC, a Maryland Limited Liability Company

FRP Hillside LLC, a Maryland Limited Liability Company

FRP Hillside LLC #2, a Maryland Limited Liability Company

FRP Hillside LLC #3, a Maryland Limited Liability Company

FRP Hillside LLC #4, a Maryland Limited Liability Company

FRP Interchange LLC, a Maryland Limited Liability Company

FRP Lakeside LLC #1, a Maryland Limited Liability Company

FRP Lakeside LLC #2, a Maryland Limited Liability Company

FRP Lakeside LLC #3, a Maryland Limited Liability Company

FRP Lakeside LLC #4, a Maryland Limited Liability Company

FRP Lakeside LLC #5, a Maryland Limited Liability Company

FRP Manassas LLC, a Maryland Limited Liability Company

FRP Maryland, Inc., a Maryland Corporation

FRP Transit Business Park, LLC, a Maryland Limited Liability Company

FRP Windsor LLC, a Maryland Limited Liability Company

FRP Hollander 95 LLC, a Maryland Limited Liability Company

Hillside Business Park Property Owners Association, Inc., a Maryland Corporation

Lake Louisa, LLC, a Florida Limited Liability Company

Lakeside Business Park Property Owners Association, Inc., a Maryland Corporation

Riverfront Investment Partners I LLC, a Delaware Limited Liability Company (77% ownership interest)

OZ LLC, a Maryland Limited Liability Company

Schedule 2

SCHEDULE 3.2(c)

RESIGNING DIRECTORS AND OFFICERS

Directors resigning from Patriot	Officers Resigning from Patriot

John D. Baker II
Charles E. Commander III	David H. deVilliers
H.W. Shad III
Martin E. Stein, Jr.
James H. Winston

Directors resigning from FRP	Officers Resigning from FRP

John E. Anderson
Edward L. Baker	Robert E. Sandlin
Luke E. Fichthorn III
Robert H. Paul III

Schedule 3.2(c)